                                                                 EXHIBIT 15.1







            Report of Independent Registered Public Accounting Firm
            -------------------------------------------------------



To the Board of Directors and Shareholder of Toyota Motor Credit Corporation:

We have reviewed the accompanying consolidated balance sheet of Toyota Motor Credit Corporation and its subsidiaries as of December 31, 2003, and the related consolidated statements of income for each of the three-month and nine-month periods ended December 31, 2003 and 2002 and the consolidated statements of shareholder's equity and of cash flows for the nine-month periods ended December 31, 2003 and 2002. These interim financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We previously audited in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet as of March 31, 2003, and the related consolidated statements of income, of shareholder's equity, and cash flows for the year then ended (not presented herein), and in our report dated April 8, 2003, except for Note 1 which is dated as of December 8, 2004 we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying consolidated balance sheet information as of March 31, 2003, is fairly stated in all material respects in relation to the consolidated balance sheet from which it has been derived.

As discussed in Note 1 to the consolidated interim financial statements, the Company corrected its accounting primarily for certain incremental direct costs and fees and for certain foreign currency notes payable, and restated the consolidated financial statements as of December 31, 2003 and March 31, 2003 and for each of the three-month and nine-month periods ended December 31, 2003 and 2002.




/S/ PRICEWATERHOUSECOOPERS LLP
Los Angeles, California
February 13, 2004, except for Note 1 which is
as of December 16, 2004